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                           MOTORVAC TECHNOLOGIES,INC.
                   CALCULATION OF PROFORMA NET LOSS PER SHARE
               FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1996 AND
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996


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                                                                        Three Months        Nine Months
                                                                            Ended              Ended
                                                                       Sept. 30. 1996     Sept. 30. 1996
                                                                       ---------------    ---------------
Proforma Net Loss:

Net Loss                                                                    ($126,902)         ($936,306)
Proforma Reduction of Interest Expense                                              0            132,416

                                                                       ---------------    ---------------
Proforma Net Loss                                                            (126,902)          (803,890)
                                                                       ---------------    ---------------

Proforma Weighted Average Outstanding Common and
    Common Equivalent Shares:

Common Stock Outstanding, December 31, 1995                                   948,000            948,000

Common stock equivalents:
    Conversion of Series A Preferred Stock                                    966,247            966,247
    Conversion of Series B Preferred Stock                                    570,150            570,150
    Common Shares Issued in Initial Public Offering                         1,100,000          1,100,000
        Weighting of Initial Public Offering Shares                         1,100,000            638,321
    Conversion of $4,410,300 of Notes Payable to Related party                820,521            820,521
    Common stock issued in Overallotment on June 15,1995                      110,000            110,000
        Weighting of overallotment Stock                                      110,000             42,956
Common Stock Equivalents before below                                       4,514,918          3,986,195

    Incremental Shares, assuming exercise of options granted
        after Sept. 30, 1996                                                   12,989              7,256
        Weighting of incremental shares from options (eliminated
         if increases loss per share)                                               0                  0
    Incremental Shares Related to repayment of Interest                             0             24,636
                                                                       ---------------    ---------------
    Total Incremental Shares                                                        0             24,636
                                                                       ---------------    ---------------
Proforma Weighted Average Outstanding Common and
                                                                       ---------------    ---------------
    Common Equivalent Shares                                                4,514,918          4,010,831
                                                                       ===============    ===============

Proforma Net Loss per Common Share and Common
Share Equivalent                                                                 0.03               0.20
                                                                       ===============    ===============
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